Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-291282, 333-219190, 333-232254, 333-239304, 333-258529, 333-258530, 333-260821, 333-266550, 333-273812, 333-276622, and 333-279870 on Form S-8 of our reports dated March 2, 2026, relating to the financial statements of Anika Therapeutics, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Anika Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 2, 2026